UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 __________________________________________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 26, 2015

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SENSATA TECHNOLOGIES HOLDING N.V.
(Exact name of Registrant as specified in its charter)

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The Netherlands	001-34652	98-0641254
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Kolthofsingel 8, 7602 EM Almelo
The Netherlands
(Address of Principal executive offices, including Zip Code)
31-546-879-555
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

 __________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement
On March 26, 2015 (the “Closing Date”), Sensata Technologies B.V. (the “Issuer”), an indirect, wholly-owned subsidiary of Sensata Technologies Holding N.V. (the “Company”), completed a series of financing transactions (the "Transactions") including the tender offer (the “Tender Offer”) of $620.9 million of the Issuer’s $700.0 million aggregate principal amount of 6.5% senior notes due 2019 (the "6.5% Senior Notes”), the issuance and sale of the Issuer's $700.0 million aggregate principal amount of 5.0% senior notes due 2025 (the “Notes”), and the entry into the fifth amendment (the "Fifth Amendment") to the Issuer's existing senior secured credit facilities, dated as of May 12, 2011. A portion of the net proceeds from the issuance and sale of the Notes were used to purchase the portion of the 6.5% Senior Notes that were validly tendered in the Tender Offer and pay related fees and expenses. The remaining proceeds, along with cash on hand, will be used to discharge the remaining 6.5% Senior Notes that were not purchased in the Tender Offer in accordance with the indenture for the 6.5% Senior Notes.
A copy of the press release announcing the settlement of the Tender Offer is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.
Fifth Amendment
The Fifth Amendment (1) increased the availability on the existing revolving credit facility (the "Revolving Credit Facility") by $100.0 million to $350.0 million; (2) extended the maturity date of the Revolving Credit Facility to March 26, 2020; (3) lowered the maximum commitment fee on the unused portion of the Revolving Credit Facility from 0.50% to 0.375%; (4) lowered the index rate spread for Eurodollar Rate loans from 2.500%, 2.375%, or 2.250% (depending on the achievement of certain senior secured net leverage ratios) to 1.75% or 1.50% (depending on the achievement of certain senior secured net leverage ratios); (5) lowered the index rate spread for Base Rate loans from 1.500%, 1.375%, or 1.250% (depending on the achievement of certain senior secured net leverage ratios) to 0.75% or 0.50% (depending on the achievement of certain senior secured net leverage ratios); and (6) lowered the letter of credit fees from 2.500%, 2.375%, or 2.250% (depending on the achievement of certain senior secured net leverage ratios) to 1.625% or 1.375% (depending on the achievement of certain senior secured net leverage ratios).
A copy of the Fifth Amendment is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. The description of the material terms of the Fifth Amendment is qualified in its entirety by reference to such exhibit.
Indenture
The Notes were issued pursuant to an indenture, dated as of March 26, 2015 (the “Indenture”), among the Issuer, the guarantors named therein (the "Guarantors”), and The Bank of New York Mellon, as trustee (the "Trustee"). The Notes were offered at an original issue price of 100.0%.
Interest and Maturity
The Notes bear interest at a rate of 5.0% per annum and mature on October 1, 2025. Interest is payable on the Notes on April 1 and October 1 of each year, commencing on October 1, 2015.
Guarantees
The Issuer’s obligations under the Notes will be guaranteed by all of the Issuer’s subsidiaries that guarantee the Issuer’s obligations under its senior secured credit facilities, except Sensata Technologies Finance Company, LLC, a finance subsidiary of the Issuer and a borrower under the senior secured credit facilities, will not guarantee or otherwise assume any liability for the Notes.  As of the Closing Date, the guarantees of the Issuer’s Malaysian subsidiary and one of the Issuer’s Dutch subsidiaries were subject to prior approvals that were not obtained, and such subsidiaries did not guarantee the Notes as of the Closing Date. The Notes and the guarantees are the Issuer’s and the Guarantors’, respectively, senior unsecured obligations and rank equally in right of payment to all existing and future senior indebtedness of the Issuer or the Guarantors, including the Issuer’s senior secured credit facilities, the 6.5% Senior Notes, the 4.875% senior notes due 2023, and the 5.625% senior notes due 2024. The Notes and the guarantees rank senior in right of payment to all of the Issuer's and the Guarantors' future indebtedness and other obligations that expressly provide for their subordination to the Notes and the guarantees. The Notes and the guarantees are effectively junior to the Issuer's and the Guarantors' secured indebtedness to the extent of the value of the assets securing that indebtedness, including any indebtedness under the Issuer's senior secured credit facilities. The Notes and the guarantees will also be structurally subordinated to all of the existing and future obligations, including trade payables, of any of the Issuer's subsidiaries that do not guarantee the Notes.

Covenants
The Indenture contains covenants that limit the ability of the Issuer and its subsidiaries to, among other things: incur liens; engage in sale and leaseback transactions; incur indebtedness; or consolidate, merge with, or convey, transfer or lease substantially all of their assets to, another person. These covenants are subject to important exceptions and qualifications set forth in the Indenture.
Certain of these covenants will be suspended if the Notes are assigned an investment grade rating by either Standard & Poor’s or Moody’s Investors Service, Inc. and no default has occurred and is continuing. The suspended covenants will be reinstated if the Notes are no longer rated investment grade by both rating agencies or an event of default has occurred and is continuing at such time.
Events of Default
The Indenture provides for events of default (subject in certain cases to customary grace and cure periods) which include, among others, nonpayment of principal or interest when due, breach of covenants or other agreements in the Indenture, defaults in payment of certain other indebtedness, certain events of bankruptcy or insolvency, and when the guarantees of significant subsidiaries cease to be in full force and effect. Generally, if an event of default occurs, the trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare the principal of and accrued but unpaid interest on all of the Notes to be due and payable immediately. All provisions regarding remedies in an event of default are subject to the Indenture.
Redemption
At any time, and from time to time, the Issuer may redeem some or all of the notes at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption, plus the “make-whole” premium amount set forth under the Indenture.
If certain changes in the law of any relevant taxing jurisdiction become effective that would impose withholding taxes or other deductions on the payments on the notes or the guarantees, the Issuer may redeem the notes in whole, but not in part, at any time, at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, and Additional Amounts (as defined in the Indenture), if any, to, but excluding, the date of redemption.
If the Issuer experiences certain change of control events, the Issuer will be required to make an offer to purchase the Notes then outstanding at a purchase price equal to 101% of the principal amount of the Notes on the date of purchase, plus accrued and unpaid interest, if any, to the repurchase date.
The Notes are not registered under the Securities Act of 1933, as amended, and, unless so registered, may not be offered or sold in the United States absent an applicable exemption from registration requirements.
A copy of the Indenture is attached as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated by reference herein. The description of the material terms of the Notes, the guarantees and the Indenture is qualified in its entirety by reference to such exhibit.

Item 1.02	Termination of a Material Definitive Agreement
On March 30, 2015, the Issuer delivered to The Bank of New York Mellon, as trustee (the “6.5% Senior Notes Trustee”), of its 6.5% Senior Notes, a notice of redemption to the holders of the outstanding 6.5% Senior Notes (approximately $79.1 million outstanding) to satisfy and discharge the indenture governing the 6.5% Senior Notes, dated May 12, 2011, among the Issuer, the guarantors from time to time party thereto and the 6.5% Senior Notes Trustee (the “6.5% Senior Notes Indenture”). On April 29, 2015 (the “Redemption Date”), the redemption of the outstanding 6.5% Senior Notes (including the payment of accrued and unpaid interest on the outstanding 6.5% Senior Notes to but not including the Redemption Date) will occur at a redemption price calculated using a discount rate equal to the Treasury Rate as of the Redemption Date plus 50 basis points over the then outstanding principal amount of the 6.5% Senior Notes.
"Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to May 15, 2015; provided, however, that if the period from such redemption date to May 15, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant
The information set forth under the captions "Fifth Amendment" and “Indenture” in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits

4.1	Indenture, dated as of March 26, 2015, among Sensata Technologies B.V., the Guarantors, and The Bank of New York Mellon, as Trustee.
4.2	Form of 5.000% Senior Notes due 2025 (included as Exhibit A to Exhibit 4.1).
10.1
Amendment No. 5 to Credit Agreement, dated as of March 26, 2015, to the Credit Agreement dated as of May 12, 2011, by and among Sensata Technologies B.V., Sensata Technologies Finance Company, LLC, Sensata Technologies Intermediate Holding B.V., the subsidiary guarantors party thereto, Morgan Stanley Senior Funding, Inc. and the other lenders party thereto.

99.1	March 26, 2015 press release entitled "Sensata Technologies Holding N.V. Announces Settlement of Cash Tender Offer for Its 6.5% Senior Notes Due 2019."

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENSATA TECHNOLOGIES HOLDING N.V.

/s/ Paul Vasington
Date: April 1, 2015	Name: Paul Vasington
Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

(d) Exhibits

Exhibit No.	Description

4.1	Indenture, dated as of March 26, 2015, among Sensata Technologies B.V., the Guarantors, and The Bank of New York Mellon, as Trustee.
4.2	Form of 5.000% Senior Notes due 2025 (included as Exhibit A to Exhibit 4.1).
10.1
Amendment No. 5 to Credit Agreement, dated as of March 26, 2015, to the Credit Agreement dated as of May 12, 2011, by and among Sensata Technologies B.V., Sensata Technologies Finance Company, LLC, Sensata Technologies Intermediate Holding B.V., the subsidiary guarantors party thereto, Morgan Stanley Senior Funding, Inc. and the other lenders party thereto.

99.1	March 26, 2015 press release entitled "Sensata Technologies Holding N.V. Announces Settlement of Cash Tender Offer for Its 6.5% Senior Notes Due 2019."